SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                       -------------------

                             FORM 8-K

                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date of report (Date of earliest event reported):September 20, 1999

                         Saratoga Bancorp
      (Exact name of registrant as specified in its charter)

                            California
          (State or other jurisdiction of incorporation)

                2-77519-LA              94-2817587
         (Commission File Number) (IRS Employer Identification No.)


           12000 Saratoga-Sunnyvale Road, Saratoga, CA  95070
(Address of principal executive office and ZIP code)

Registrant's telephone number, including area code: (408) 973-1111

                               None
 (Former name or former address, if changed since last report)











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Item 5   Other Events

     On September 20, 1999, the Board of Directors of Saratoga Bancorp decleared a ten cent ($0.10) cash dividend on the outstanding shares of Common Stock of Saratoga Bancorp, to be payable on November 5, 1999 to shareholders of record at the close of business on October 22, 1999.

Item 7   Financial Statements and Exhibits

     (a)  Not applicable

     (b)  Not applicable

           (c)      Exhibits

          (21) Press Release issued on 9/20/99 describing cash dividend.




























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                      SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                     SARATOGA BANCORP
                                      (Registrant)



                               By: ____________________________
                                          Mary Page Rourke
                                          Treasurer (Principal
                                          Financial and
                                          Accounting Officer)



Date:     September 23, 1999



















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                    FOR IMMEDIATE RELEASE



         SARATOGA BANCORP ANNOUNCES DIVIDEND PAYMENT


  SARATOGA, CA - September 20, 1999 - Saratoga Bancorp, parent company for Saratoga National Bank, is pleased to announce that its financial performance in 1999 has provided the Company with the ability to return a portion of its profits to its shareholders. A $0.10 per share cash dividend, effective for shareholders of record as of October 22, 1999 will be paid on November 5, 1999.

  On August 27, 1999, Saratoga Bancorp (OTC BB: SRTB) and SJNB Financial Corp. (NASDAQ: SJNB) jointly announced the signing of a definitive Merger Agreement under which SJNB will acquire the outstanding shares of common stock of Saratoga Bancorp pursuant to an exchange of SJNB Common Stock for all common stock of Saratoga. The merger between Saratoga Bancorp and San Jose-based SJNB will result in the formation of a financial institution with approximately
$552 million in assets, $440 million in deposits and $49 million in shareholders' equity based on each company's financial position as of June 30, 1999. The combined shareholder base is estimated to number approximately 2,000. The combined institution will continue to operate offices in Saratoga, Los Gatos and San Jose.


  Richard L. Mount
  12000 Saratoga-Sunnyvale Road
  Saratoga, CA  95070
  (408) 973-1111




                          UNAUDITED
                            #####







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